FORM OF

AMENDMENT NO. 2 DATED AS OF OCTOBER 1, 2016 TO

INVESTMENT MANAGEMENT AGREEMENT DATED AS OF OCTOBER 19, 1999

WHEREAS, AMG FUNDS (formerly, MANAGERS AMG FUNDS), a Massachusetts business trust having its principal place of business in Greenwich, Connecticut (the “Trust”), and AMG FUNDS LLC (formerly, MANAGERS INVESTMENT GROUP LLC, which was formerly THE MANAGERS FUNDS LLC), a limited liability company organized under the laws of the State of Delaware and having its principal place of business in Greenwich, Connecticut (the “Adviser”), entered into an Investment Management Agreement dated as of October 19, 1999 (as amended through the date hereof, the “Investment Management Agreement”);

WHEREAS, the Trust and the Adviser (collectively, the “Parties”) desire to amend the Investment Management Agreement as provided herein;

NOW, THEREFORE, the Parties hereby agree as follows:

1. Amendment to the Investment Management Agreement. Effective as of the date hereof, the Investment Management Agreement is hereby amended as follows:

A. Section 2(b). Section 2(b) of the Investment Management Agreement is hereby replaced in its entirety with the following:

“(b) [Reserved]”

B. Schedule A. Schedule A to the Investment Management Agreement is hereby replaced in its entirety with the following:

“SCHEDULE A

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Adviser an annual gross investment advisory fee equal to the rates included in the table below of the average daily net assets of the applicable Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Fund	Advisory Fee
AMG Chicago Equity Partners Small Cap Value Fund	0.62%
AMG GW&K Municipal Bond Fund	0.35% for the first $25,000,000, 0.30% for the next $25,000,000, 0.25% for the next $50,000,000 and 0.20% in excess of $100,000,000
AMG GW&K Municipal Enhanced Yield Fund	0.50%
AMG GW&K Small Cap Core Fund	0.75%

AMG GW&K Small Cap Growth Fund	0.75%
AMG Multi-Asset Income Fund	0.50%
AMG Renaissance International Equity Fund	0.40%
AMG Renaissance Large Cap Growth Fund	0.55%
AMG SouthernSun Global Opportunities Fund	0.90%
AMG SouthernSun Small Cap Fund	0.75%
AMG SouthernSun U.S. Equity Fund	0.75%
AMG Systematic Large Cap Value Fund	0.55%
AMG Systematic Mid Cap Value Fund	0.60%
AMG TimesSquare International Small Cap Fund	0.75%
AMG TimesSquare Mid Cap Growth Fund	0.85%
AMG TimesSquare Small Cap Growth Fund	0.85%
AMG Trilogy Emerging Markets Equity Fund	0.55%
AMG Trilogy Emerging Wealth Equity Fund	0.55%
AMG Trilogy Global Equity Fund	0.30%
AMG Trilogy International Small Cap Fund	0.85%
AMG Yacktman Focused Fund	0.87%
AMG Yacktman Fund	0.52% for the first $500,000,000, 0.47% for the next $500,000,000 and 0.42% in excess of 1,000,000,000
AMG Managers Essex Small/Micro Cap Growth Fund	0.70%
AMG Managers Skyline Special Equities Fund	0.90%

AMG Yacktman Special Opportunities Fund (the “Fund”) will pay to the Advisor a base fee, computed and paid monthly on the average daily net assets of the Fund at the annual rate of 1.37% (the “Base Fee”), subject to adjustment as set forth below. The Base Fee, as adjusted, is payable for each month as soon as practical after the last day of such month.

Commencing with the twelfth whole calendar month after June 30, 2014, the Base Fee will be adjusted, on a monthly basis, upward or downward, as the case may be, by an amount computed by applying the Performance Adjustment Rate to the average daily net assets of the Fund for the Performance Period and dividing the result by twelve.

Performance Period. The Performance Period is equal to the twelve month period then ended.

Performance Adjustment Rate. The Performance Adjustment Rate is determined by (a) calculating the difference, positive or negative, obtained by subtracting (i) the Investment Record of the Benchmark for the Performance Period from (ii) the Investment Performance of the Measuring Class for the Performance Period, and (b) applying the results of such calculation to the following table:

Difference Between Measuring Class Performance and Index Performance Over the Performance Period	Performance Adjustment Rate
- 7.5% or greater*	-0.75%
- 5.0% up to but not including—7.5%	-0.50%
- 2.5% up to but not including—5.0%	-0.25%
Less than** -2.5% and less than** 2.5%	0.00%
2.5% up to but not including 5.0%	0.25%
5.0% up to but not including 7.5%	0.50%
7.5% or greater*	0.75%

*	“Greater” in this context means a larger divergence in performance between the MSCI ACWI All Cap Index and the Measuring Class.

**	“Less than” in this context means a smaller divergence in performance between the MSCI ACWI All Cap Index and the Measuring Class.

The Performance Adjustment Rate for the Fund may not exceed ± 0.75.

Investment Performance and Investment Record. These terms are used as defined in Rule 205-1 under the Investment Advisers Act of 1940, as amended.

Benchmark. The Fund’s Benchmark is the MSCI ACWI All Cap Index.

Measuring Class. The “Measuring Class” of shares of the Fund is the outstanding class of shares of the Fund that has begun investment operations and that has the highest total annual fund operating expenses of all of the classes of shares of the Fund for the Performance Period. As of the date of this Agreement, the “Measuring Class” is the Institutional Class. If the outstanding class of shares of the Fund that has investment operations and has the highest total annual fund operating expenses is not outstanding or does not have investment operations for all of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment Rate attributable to the period during which such class is outstanding and has investment operations. Any other portion of the Performance Period will be calculated using the outstanding class of shares of the Fund that has investment operations and has the highest total annual fund operating expenses of all the classes of shares of the Fund during such portion of the Performance Period.

Notwithstanding any other provisions in this Schedule A, the computation of the Performance Adjustment Rate, the Investment Performance of the Measuring Class and the Investment Record of the Benchmark will be made in accordance with the Investment Advisers Act of 1940, as amended, and any applicable rules thereunder. In addition, in the event the amount of the negative performance adjustment for a month exceeds the Base Fee for such month, then no amounts will be paid to the Subadvisor for such month, and the Subadvisor will pay to the Adviser the amount that the negative performance adjustment exceeds the Base Fee.”

2. Defined Terms; Confirmation of Other Terms of the Investment Management Agreement. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Investment Management Agreement. The Investment Management Agreement, as amended as provided herein, is hereby confirmed as being in full force and effect in accordance with its terms.

3. Counterparts. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument.

4. Limitation of Liability. A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of October 1, 2016.

AMG FUNDS

By:
Name:
Title:

AMG FUNDS LLC

By:
Name:
Title: